Exhibit 99.2

Press Release

Cowen Group, Inc. Announces Closing of

$149.5 Million of 3.0% Cash Convertible Senior Notes due 2019

New York, March 10, 2014 — Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or the “Company”) today announced the closing of its previously announced private offering of $149.5 million aggregate principal amount of 3.0% cash convertible senior notes due 2019.  The offering included $19.5 million aggregate principal amount of notes issued pursuant to the exercise in full by the initial purchasers of their option to purchase additional notes.

Nomura Securities International, Inc. and Cowen and Company, LLC acted as book-running managers for the offering.

In connection with the pricing of the notes and the exercise of the initial purchasers’ option, the Company entered into a cash convertible note hedge transaction with an affiliate of Nomura Securities International, Inc. (the “Option Counterparty”).  The Company also entered into warrant transactions with the Option Counterparty, and the related warrants have an exercise price that is 75% higher than the last reported sale price of $4.10 per share of the Company’s Class A common stock on March 4, 2014. The cash convertible note hedge transaction is expected to reduce the Company’s exposure to potential cash payments in excess of the principal amount of converted notes that the Company may be required to make upon conversion of the notes. The warrant transactions will separately have a dilutive effect to the extent that the market value per share of the Company’s Class A common stock exceeds the applicable strike price of the warrants.

The Option Counterparty or an affiliate thereof may modify its hedge position from time to time by entering into or unwinding various derivatives with respect to the Company’s Class A common stock and/or purchasing or selling the Company’s Class A common stock or other securities of the Company in secondary market transactions (and is likely to do so during any observation period related to a conversion of notes).  This activity could cause or avoid an increase or a decrease in the market price of the Company’s Class A common stock.

Of the net proceeds from the sale of the notes, approximately $20.5 million was applied to pay the net cost of the cash convertible note hedge transaction, and approximately

$340,000 was applied to repurchase shares of Cowen Class A common stock from purchasers of the notes in privately negotiated transactions.  The remainder of the net proceeds will be used for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities, nor will there be any sale of notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The notes have been offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The offer and sale of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, and sales and trading services through its two business segments: Ramius and its affiliates makes up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment. Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors. Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements, including without limitation, the anticipated use of the proceeds of the offering.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange

Commission. The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:                                         Cowen Group, Inc.

CONTACT:                               Stephen Lasota
212-845-7919

Cowen Group, Inc.